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Exhibit 99.1

Company Press Release

DAOU Systems Announces Filing of Litigation

SAN DIEGO, Aug. 25, 1998 - DAOU Systems, Inc. (NASDAQ:DAOU) announced that on Monday, August 24, 1998, a shareholder filed a purported class action complaint against the Company and certain of its officers and directors in the United States District Court for the Southern District of California. The complaint alleges improper use of accounting principles and seeks to recover unspecified damages on behalf of investors who purchased shares of DAOU's common stock on the open market between February 13, 1997 and August 14, 1998. The complaint has not been served on the Company and a date for a formal response to the lawsuit has not been established. DAOU believes it has meritorious defenses to the claims embodied in this litigation, has referred the matter to legal counsel and intends to defend against this lawsuit vigorously.

DAOU Systems, Inc. is a provider of integrated Information Technology (IT) solutions and services to the U.S. healthcare industry. DAOU's capabilities range from up-front strategic consulting to IT system design, implementation and long-term tactical support. DAOU's IT offerings include data, voice and video networking, applications consulting and implementation, as well as operational and Internet solutions. The Company employs over 700, and has provided services to more than 1,300 healthcare organizations, including 50% of the nation's top 100 integrated delivery systems. DAOU's clients include organizations such as Stanford Health, Mercy Health Services, Saint Barnabas Health Care, and Humana Healthcare.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected or implied in such forward-looking statements.

Contact:

     DAOU Systems, Inc.
     Fred McGee, 619/646-2996
     fred.mcgee@daou.com